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                                                                       Exhibit 5


The Chase Manhattan Bank                  Neila B. Radin
Legal Department                          Senior Vice President and
270 Park Avenue                           Associate General Counsel
New York, New York  10017-2070


                                January 2, 2001


J.P. Morgan Chase & Co.
270 Park Avenue
New York, NY 10017

      Re:   Post-Effective Amendment No. 2 on Form S-8 to
            Registration Statement on Form S-4 (File No. 333-47350)

Dear Sirs:


      I am a Senior Vice President and Associate General Counsel of The Chase Manhattan Bank and have acted as counsel to J.P. Morgan Chase & Co., a Delaware corporation (the "Company"), in connection with Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-47350)(the "Post-Effective Amendment") being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities
Act of 1933, as amended (the "Act"), with respect to shares of Common Stock, $1 par value per share, of the Company (the "Shares"), that may be awarded, or issued upon exercise of options granted, pursuant to Additional Compensation Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies, the Incentive Compensation Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies, the Stock Bonus Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies, as amended, the 1995 Stock Incentive Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies, the 1992 Stock Incentive Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies, the 1989 Stock Incentive Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies, the 1987 Stock Incentive Plan of J.P. Morgan & Co. Incorporated and Affiliated Companies, the Directors Stock Plan (1992) and the Deferred Profit Sharing Plan of Morgan Guaranty
Trust Company of New York and Affiliated Companies for United States Employees (collectively, the "Plans").


      In so acting I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments, and made such other investigations, as I have deemed necessary or appropriate for the purposes of this opinion. Based upon the foregoing, I am of the opinion that, when the Post-Effective Amendment has become effective under the Act and when the Company has received the consideration to be received for the Shares pursuant to the respective provisions of the applicable Plan, and the Shares have been issued in accordance with the applicable provisions of the applicable Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

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J.P. Morgan Chase & Co.
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      I hereby consent to the use of this opinion for filing with the
Post-Effective Amendment as Exhibit 5 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                             Very truly yours,



                                             /s/Neila B. Radin
                                             -----------------------------
                                             Neila B. Radin
                                             Senior Vice President and
                                             Associate General Counsel